Exhibit 4.12

Option Agreement

This Option Agreement (“Agreement”) is executed on April 23, 2012 in Shanghai among:

Party A: Shanghai Smart Words Software Technology Company Limited, with its registration address at Room 707-2, No. 200, Huiyuan Road, Jiading Industrial Zone, Shanghai;

Party B: Beijing Century Friendship Education Investment Co., Ltd., with its registration address at Room 202, B2/F, No. 2 of Haidiandongsan Sreet, Haidian District, Beijing;

Party C: Beijing New Oriental Education & Technology (Group) Co., Ltd., with its registration address at 9/F, No. 6 of Haidianzhong Street, Haidian District, Beijing.

In respect of Party A’s purchase of the equity interest of Party C held by Party B, the Parties hereto upon friendly negotiation agree as follows:

1.	Target Equity Interest

1.1	Party A shall have the right to require Party B to transfer of the 100% equity interest of Party C it holds (“Target Equity Interest”), in whole or in part, subject to Party A’s specific requirements, and Party B shall transfer the Target Equity Interest to Party A or to a third party designated by Party A in accordance with Party A’s requirements under the following circumstances:

(1)	Party A can legally own all or part of the Target Equity Interest under the PRC Laws and administrative regulations; or

(2)	Other circumstances deemed as appropriate or necessary by Party A.

All the rights of Party A under this Agreement shall be exclusive and irrevocable.

1.2	All the Parties agree that Party A shall have the right to exercise its purchase right in whole or in part and to acquire the Target Equity Interest in whole or in part without any limit to the times of such exercising.

1.3	All the Parties agree that Party A may designate any third party to acquire the Target Equity Interest in whole or in part and Party B shall not refuse and shall transfer the Target Equity Interest in whole or in part to such third party.

1.4	Prior to the transfer of the Target Equity Interest to Party A according to this Agreement, Party B shall not transfer the Target Equity Interest without the Party A’s prior consent in writing.

2.	Procedures

2.1	When signing this Agreement, Party B shall also execute the “Equity Interest Transfer Agreement” in the format set forth in APPENDIX 1 attached hereto and submit the said document to Party A for keeping.

2.2	If Party A decides to acquire the Target Equity Interest pursuant to Article 1.1 hereinabove, it shall send written notice to Party B which specifies the proportion of the Target Equity Interest to be acquired and identifies the transferee. Party B and Party C shall furnish all materials and documents necessary for the registration of said equity interest transfer within 7 days after the date of Party A’s notice.

2.3	Except the notice obligation provided in Article 2.2 of this Agreement, there shall be no other prerequisite, incidental conditions or procedures as to Party A’s option right to purchase the Target Equity Interest.

3.	Transfer Price

3.1	The total transfer price for the Target Equity Interest shall be the lowest price allowable under the PRC Laws and administrative regulations at the time of said transfer. If the Target Equity Interest is transferred in installments, the due transfer price for one installment shall be determined in accordance with the proportion of Target Equity Interest under said transfer.

3.2	All the taxes, fees and expenses arising from the transfer of the Target Equity Interest shall be borne by each Party respectively in accordance with the PRC Laws.

4.	Appendix

In the event that at the time of the Target Equity Interest transfer, there is a need to modify the format of “Equity Interest Transfer Agreement” set forth in APPENDIX 1 attached hereto pursuant to then effective PRC Laws and administrative regulations, the Parties shall modify the said format in good faith in compliance with PRC Laws and administrative regulations.

The appendix is an integral part of this Agreement and has the same legal effects as the other parts of the Agreement.

5.	Confidentiality

All the articles of this Agreement and the Agreement itself shall be kept confidential by all the Parties and shall not be disclosed to any third party excluding senior officers, directors, employees, agents and professional consultants. If any Party is required by PRC Laws to disclose any information in connection with this Agreement to the government, the public or shareholders, or to file this Agreement with governmental authorities concerned, that Party shall not be subject to this Article.

This Article shall survive any amendment, rescission or termination of this Agreement.

6.	Liability for Breach of Contract

One Party shall be deemed to have breached this Agreement and compensate the other Parties for all losses if it fails to perform any of its obligations under this Agreement or its representations or warrants under this Agreement are proved to be substantially false or incorrect.

7.	Force Majeure

In the event of force majeure influencing the performance of this Agreement, the Party suffering the force majeure shall forthwith notify other Parties in the form of telegraph, facsimile or other electric forms immediately and provide the written certificate concerning force majeure within fifteen (15) working days. According to the extent of the impact of the force majeure on the performance of this Agreement, all Parties shall negotiate and decide whether to rescind the Agreement, partly relieve obligation, or delay the performance of the Agreement.

8.	Miscellaneous

8.1	All the parties hereby confirm that P.R.C laws shall be applicable to the conclusion, performance and interpretation of the agreement. Party B will transfer the equity interests of Party C it holds to Party A or any third party designated by Party A when P.R.C laws permit the said transfer and will comply with the said laws.

8.2	Any dispute arising in the process of performing this Agreement shall be settled through amicable consultations. If the dispute cannot be settled through such consultations, the dispute shall be submitted to arbitration with Beijing Arbitration Commission in Beijing in accordance with its arbitration rules. The award of the arbitrator(s) shall be final.

8.3	This Agreement shall be effective on the date of execution.

8.4	This Agreement is executed in Chinese with 3 copies, each of which shall be held by each Party.

(Signature Page)

Party A:   Shanghai Smart Words Software Technology Company Limited

Signature:   /s/ Authorized Signatory

Party B:   Beijing Century Friendship Education Investment Co., Ltd.

Signature:   /s/ Authorized Signatory

Party C:   Beijing New Oriental Education & Technology (Group) Co., Ltd.

Signature:   /s/ Authorized Signatory

APPENDIX 1

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (“Agreement”) is entered into in Shanghai, PRC by:

Transferor: Beijing Century Friendship Education Investment Co., Ltd.

Transferee:

NOW, the Parties agree as follows concerning the equity interest transfer:

1.	The transferor agrees to transfer to the transferee 100% of equity interest of Beijing New Oriental Education & Technology (Group) Co., Ltd. held by the transferor, and the transferee agrees to accept said equity interest.

2.	After the closing of equity interest transfer, the transferor shall not have any rights and obligations as a shareholder of Beijing New Oriental Education & Technology Group Inc., and the transferee shall have such rights and obligations as a shareholder of Beijing New Oriental Education & Technology Group Inc.

3.	Any matter not covered by this Agreement may be determined by the Parties by way of signing supplementary agreements.

4.	This Agreement shall be effective from the signing day.

5.	This Agreement is executed in four copies, with each party holding one copy. The rest copies are made for the purpose of going through business registration of such change.

Transferor: Beijing Century Friendship Education Investment Co., Ltd.

Signature:

(with the company seal of Beijing Century Friendship Education Investment Co., Ltd.)

Date:

Transferee:

Authorized Signature:

Date: